Exhibit E-2

[Ministry of Strategy and Finance Letterhead]

POWER OF ATTORNEY

The undersigned, the duly appointed Minister of Strategy and Finance (the “Minister”) of the Republic of Korea (the “Republic”), in such capacity and on behalf of the Republic, hereby constitutes and appoints the Director General for International Finance of the Ministry of Strategy and Finance and Financial Attaché of Korean Consulate General in New York, and any other persons succeeding such persons in such offices, and each of them, with full power of substitution, true and lawful attorneys-in-fact and agents of the Republic and of the Minister, with full power in each of them acting alone to take the following actions on behalf of the Republic and the Minister:

1.	To sign from time to time one or more registration statements (the “Registration Statements”) of The Export-Import Bank of Korea (the “KEXIM”), as Registrant, and The Republic of Korea, as Co-Registrant, under Schedule B of the United States Securities Act of 1933, as amended, relating to the registration of debt securities consisting of debentures, notes and/or other evidence of indebtedness (the “Debt Securities”) with or without warrants (the “Warrants”) to purchase the Debt Securities and the guarantees of the Debt Securities (the “Guarantees”), one or more amendments to such Registration Statements (including, without limitation, pre-effective or post-effective amendments thereto and amendments or supplements to the prospectuses contained therein), and to cause the same to be filed with or, where permitted, transmitted for filing to the United States Securities and Exchange Commission, together with such exhibits and other documents as may be necessary or appropriate;

2.	To sign such applications, certificates, consents and other documents as may be necessary to appropriate from time to time in connection with the listing of any or all of the Debt Securities, Warrants and/or Guarantees, on one or more securities exchanges (including, without limitation, the Singapore Stock Exchange), and qualification of the Debt Securities, Warrants and Guarantees, under the securities or Blue Sky laws of any states or other jurisdictions of the United States of America and to cause the same to be filed with such securities exchanges or the securities or Blue Sky commissions of such states or other jurisdictions, as the case may be; and

3.	To sign such other documents, take such other actions and do such other things as said agents and attorneys-in-fact, or any of them, may deem necessary or appropriate from time to time in connection with the foregoing and in connection with the issuance from time to time of by the Republic of the Guarantees and the issuance and/or sale from time to time by the KEXIM of the Debt Securities or Warrants.

The Minister hereby appoints and designates Yeo-kwon Yoon, Financial Attaché, Korean Consulate General in New York and any other persons succeeding such person in such offices, and each of them, the authorized representative of the Republic in the United States of America within the meaning of the United States Securities Act of 1933, as amended, and the persons duly authorized to receive communications and notices from the United States Securities and Exchange Commission with respect to the registration statements or amendments thereto.

The Minister hereby ratifies and confirms all that said representative, agents and attorneys-in-fact shall do or cause to be done by virtue hereof.

This power of attorney will be valid, notwithstanding the replacement or resignation of the Minister of any successor thereto.

IN WITNESS WHEREOF, the Minister has executed this power of attorney on the 17th day of December 2008.

By	/S/ MAN-SOO KANG
Man-Soo Kang Minister of Strategy and Finance The Republic of Korea